EXHIBIT 1

New Version of the Articles of

SAP Aktiengesellschaft

Systeme, Anwendungen, Produkte in der Datenverarbeitung

Registered and domiciled in Walldorf, Germany

(English Translation):
New version reflecting the resolutions of the General Meeting of Shareholders of May 9, 2003.

ARTICLES OF INCORPORATION

I. General Provisions

Section 1
Corporate Name, Registered Office and Domicile, and Period of Incorporation

1.	The name of the Company is:

SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung.

2.	The Company’s registered office and domicile is in Walldorf, Germany.

3.	The Company is incorporated for an indefinite period of time.

Section 2
Corporate Purpose

1.	The corporate purpose of the Company is direct or indirect activity in the area of development, production, and marketing of products and the provision of services in the field of information technology, and particular in the following fields:

•	Developing and marketing integrated product and service solutions for e-commerce

•	Developing software for information technology and the licensing of its use to others

•	Organization and deployment consulting, as well as user training, for e-commerce and other software solutions

•	Selling, leasing, renting, and arranging the procurement and provision of all other forms of use of information technology systems and relevant accessories

•	Making capital investments in enterprises active in the field of information technology to promote the opening and advancement of international markets in the field of information technology.

2.	The Company is authorized to act in all the business areas listed in paragraph 1 and to delegate such activities to affiliated enterprises within the meaning of the German Stock Corporation Act, sections 15ff; in particular the Company is authorized to delegate its business in whole or in parts to such enterprises. The Company is authorized to establish branch offices in Germany and other countries to found, acquire, and invest in other companies of the same or related kind and to enter into collaboration and joint venture agreements. The Company is further authorized to invest in enterprises of all kinds principally for the purpose of placing financial resources. The Company is authorized to dispose of investments, to consolidate the management of enterprises in which it participates, to enter into affiliation agreements with such enterprises, or to do no more than manage its shareholding.

3.	The Company is authorized to take all actions and measures that are consistent with the corporate purpose or that directly or indirectly further the corporate purpose.

Section 3
Official Notices

The Company’s official notices shall be published in the Electronic German Federal Gazette (elektronischer Bundesanzeiger) only.

II. Capital Stock and Shares

Section 4
Capital Stock

1.	The Company’s capital stock amounts to € 314,842,349 and is divided into 314,842,349 no-par ordinary shares.

2.	The shares are individual shares. They are in bearer form.

3.	Subject to the consent of the Supervisory Board, the Executive Board shall determine the form of the share certificates, dividend coupons, and renewal coupons, as well as bonds and interest coupons. The Company may combine single shares of the same class into share certificates certifying a majority of shares of that class (multiple shares). Shareholders are not entitled to share certificates.

4.	When new shares are issued, the commencement of dividend entitlement in respect of these new shares may be determined in derogation of the German Stock Corporation Act, section 60 (2).

5.	The Company’s capital stock is subject to a contingent increase by up to € 921,465, divided into up to 921,465 no-par ordinary voting bearer shares in the form of individual shares (Contingent Capital IIa). The contingent capital increase shall be effected only to the extent that the holders of the convertible bonds issued by the Executive Board by virtue of the resolution of the General Meeting of Shareholders of June 22, 1994 actually exercise their conversion rights in respect of ordinary shares in the Company. The new shares are eligible for dividends as of the beginning of the fiscal year in which they are issued. The Executive Board shall be entitled to determine the further details of the implementation of such contingent capital increase.

6.	Subject to the consent of the Supervisory Board, the Executive Board is authorized to increase the Company’s capital stock, on one or more occasions on or before May 1, 2006, by up to an aggregate amount of € 60 million against contribution in cash by issuing new no-par ordinary voting bearer shares (Authorized Capital I). The new shares shall be offered to the shareholders for subscription.

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Subject to the consent of the Supervisory Board, the Executive Board is authorized, however, to exclude fractional shares from the shareholders’ preemptive subscription rights. Subject to the consent of the Supervisory Board, the Executive Board is authorized to determine the further details of the implementation of the capital increases from Authorized Capital I. The Supervisory Board is authorized to amend the wording of the Articles of Incorporation after the full or partial implementation of the capital stock increase from Authorized Capital I or after the expiration of the authorization period in accordance with the scope of the capital increase from Authorized Capital I.

7.	The Company’s capital stock is subject to a further contingent increase by € 11,487,855 by issuing up to 11,487,855 no-par ordinary voting bearer shares (Contingent Capital IIIa). This contingent capital increase shall be effected only to the extent that the holders of the convertible bonds and stock options that were issued by SAP AG under the SAP AG 2000 Long Term Incentive Plan by virtue of the authorizing resolution adopted by the General Meeting of Shareholders of January 18, 2000, supplemented and adjusted by the resolutions adopted by the General Meeting of Shareholders of May 3, 2001, actually exercise their conversion rights or subscription rights, as the case may be, in respect of ordinary shares in the Company and the Company does not grant treasury shares in satisfaction of such conversion rights or subscription rights. The new shares issued in connection with the exercise of such conversion or subscription rights shall be eligible for dividends as of the beginning of the fiscal year with regard to which, as at the time of exercise of the conversion or subscription rights, no resolution by the General Meeting of Shareholders concerning the appropriation of the retained earnings for the year has been adopted.

8.	Subject to the consent of the Supervisory Board, the Executive Board is authorized to increase the Company’s capital stock, on one or more occasions on or before May 1, 2006, by up to an aggregate amount of € 60 million against contributions in cash or in kind by issuing new no-par ordinary voting bearer shares (Authorized Capital II). Subject to the consent of the Supervisory Board, the Executive Board is authorized to exclude the shareholders’ statutory preemptive subscription rights:

•	In respect of fractional shares

•	Where the capital is increased against contributions in cash and the portion of the capital stock represented by the new shares in respect of which the preemptive subscription rights are excluded does not exceed 10% of such capital stock at the time the new shares are issued and the issue price of the new shares is not materially below the stock exchange price of listed shares of the same class carrying the same rights at the time the Executive Board finally determines the issue price, as provided in the German Stock Corporation Act, section 203 (1) and (2) and section 186 (3) sentence 4

•	Where the capital is increased against contributions in kind to obtain shares for the acquisition of enterprises or interests therein

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Subject to the consent of the Supervisory Board, the Executive Board is authorized to determine the further details of the implementation of the capital increases from Authorized Capital II. The Supervisory Board is authorized to amend the wording of the Articles of Incorporation after the full or partial implementation of the capital stock increase from Authorized Capital II or after the expiration of the authorization period in accordance with the scope of the capital increase from Authorized Capital II.

9.	The capital stock is subject to a further contingent increase of € 25 million, divided into up to 25 million ordinary voting bearer shares (Contingent Capital IV). The contingent capital stock increase shall be effected only to the extent that holders of warrants or conversion rights attaching to bonds with detachable warrants or convertible bonds issued or guaranteed by SAP AG or by its fully-owned direct or indirect German or foreign affiliates on or before May 1, 2006 exercise their warrant or conversion rights or to the extent that holders under a duty to convert convertible bonds issued or guaranteed by SAP AG or by its fully-owned direct or indirect affiliates on or before May 1, 2006 perform their duty to convert. The new shares are eligible for dividends as of the beginning of the fiscal year in which they arise through the exercise of warrant rights or the conversion of convertible bonds.

10.	The Company’s capital stock is subject to a further contingent increase by € 515,498, divided into up to 515,498 individual no-par non-voting preference bearer shares carrying preferential rights to profits in accordance with section 23 (6) of these Articles of Incorporation and ranking equally with any preference shares already issued under Contingent Capital II and Contingent Capital III (Contingent Capital III). This contingent capital increase shall be effected only to the extent that the holders of convertible bonds and stock options issued by SAP AG on or before March 16, 2001 under the SAP AG 2000 Long Term Incentive Plan by virtue of the authorization resolution adopted by the General Meeting of Shareholders of January 18, 2000 are entitled to any conversion rights or subscription rights, as the case may be, in respect of preference shares in the Company and actually exercise those rights and the Company does not grant treasury shares in satisfaction of the conversion rights or subscription rights, as the case may be. The new shares issued in connection with the exercise of such conversion or subscription rights are eligible for dividends as of the beginning of the fiscal year with regard to which, as at the time of the exercise of the conversion or subscription rights, no resolution by the General Meeting of Shareholders concerning the appropriation of retained earnings for the year has been adopted.

11.	The Company’s capital stock is subject to a further contingent increase by € 19,015,415 by issuing up to 19,015,415 no-par ordinary voting bearer shares (Contingent Capital VI). This contingent capital increase shall be effected only to the extent that the holders of the stock options issued by SAP AG under the SAP Stock Option Plan 2002 on or before April 30, 2007 by virtue of the authorizing resolution of the General Meeting of Shareholders of May 3, 2002 actually exercise their subscription rights in respect of shares in the Company and the Company

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does not grant treasury shares in satisfaction of such subscription rights, or such subscription rights are satisfied by way of having shares in the Company transferred to the beneficiaries by a credit institution acting under an agreement with the Company. The new shares issued in connection with the exercise of such subscription rights shall be eligible for dividends with effect from the beginning of the fiscal year with regard to which, at the time of exercise of the subscription right, no resolution by the General Meeting of Shareholders concerning the appropriation of the retained earnings for the year has been adopted.

12.	The Executive Board is authorized, subject to the consent of the Supervisory Board, to increase the capital stock on one or more occasions on or before May 1, 2007 by up to an aggregate amount of € 15 million against contribution in cash by issuing new no-par ordinary voting bearer shares (Authorized Capital III). The new shares may be subscribed by a credit institution only, and only to the extent that such credit institution, releasing SAP AG from its corresponding obligation,

•	Satisfies the subscription rights granted to members of the management board, executives, and other top performers of any of SAP AG’s Group Companies under the SAP Stock Option Plan 2002 pursuant to the authorization given by the General Meeting of Shareholders of May 3, 2002 and such rights are in accordance with the resolution by the General Meeting of Shareholders of May 3, 2002
or

•	Satisfies the conversion and subscription rights granted to members of the management board, executives, and other top performers of any of SAP AG’s Group Companies under the SAP AG 2000 Long Term Incentive Plan pursuant to the authorization given by the General Meeting of Shareholders of January 18, 2000, supplemented and adjusted by the resolutions adopted by the General Meeting of Shareholders of May 3, 2001, and such rights are in accordance with the resolution by the General Meeting of Shareholders of January 18, 2000 and the supplementing and adjusting resolutions adopted by the General Meeting of Shareholders of May 3, 2001

The Executive Board may exercise this authorization only to the extent that the capital stock attributable pro rata to the new shares issued from this Authorized Capital III, to the new shares from contingent capital, and to the treasury shares issued or transferred since the coming into effect of this authorization to satisfy subscription rights under the German Stock Corporation Act, section 192 (2) No. 3 does not together exceed 10% of the capital stock as it was at the time of adoption of the resolution by the General Meeting of Shareholders of May 3, 2002. The shareholders’ preemptive subscription rights shall be excluded.

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III. Constitution and Management
of the Company

Section 5
Governing Bodies

The Company’s governing bodies are:

a)	The Executive Board

b)	The Supervisory Board

c)	The General Meeting of Shareholders

The Executive Board

Section 6
Composition of the Executive Board

1.	The Executive Board shall consist of at least two persons. The appointment of deputy members of the Executive Board is admissible. The latter have the same rights as the full members of the Executive Board regarding the external representation of the Company.

2.	The determination of the number and the appointment of the full members and the deputy members of the Executive Board, the conclusion of their employment contracts, and the revocation of their appointments are the responsibility of the Supervisory Board, as are the appointment of a member of the Executive Board as chairperson of the Executive Board and the appointment of one or more member/s of the Executive Board as deputy chairperson/s of the Executive Board.

Section 7
Rules of Procedure and Resolutions of the Executive Board

1.	The Executive Board shall unanimously adopt its own rules of procedure.

2.	Resolutions of the Executive Board shall be adopted by a simple majority vote. Should a vote be tied, the chairperson of the Executive Board, or — if the chairperson is unable to vote — the deputy chairperson of the Executive Board shall have the casting vote.

Section 8
Legal Representation of the Company

The Company shall be legally represented

a)	By two members of the Executive Board

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b)	By one member of the Executive Board acting jointly with one registered authorized officer of the Company (a procurist in the meaning of the German Commercial Code, sections 48-53)

Section 9
Limitation of the Executive Board’s Authority

The Executive Board owes a duty to the Company to adhere to the limitations imposed by the Articles of Incorporation or the Supervisory Board regarding the scope of its management authority or which result from a resolution adopted by the General Meeting of Shareholders pursuant to the German Stock Corporation Act, section 119.

The Supervisory Board

Section 10
Composition, Term of Office

1.	The Supervisory Board shall be composed of 16 members. The shareholders shall elect eight members, and the employees shall elect eight members in accordance with the provisions of the German Codetermination Act of 1976.

2.	Unless the General Meeting of Shareholders specifies a shorter term of office when electing individual members of the Supervisory Board or the entire Supervisory Board, the members of the Supervisory Board shall be appointed for a period ending with the General Meeting of Shareholders at which the acts of the Supervisory Board were formally approved for the fourth fiscal year following commencement of the term of office, not counting the fiscal year in which their term of office commences.

3.	Substitutes for shareholders’ representatives on the Supervisory Board may be elected to replace members who resign prior to the expiry of their term; the order of their succession shall be stipulated at the time of their election.

4.	In the event that a shareholders’ representative is elected to replace a member of the Supervisory Board who resigns, the successor shall be appointed for the remaining term of office of the resigning member. In the event that a substitute member succeeds the resigning member, his or her term of office shall expire either as of the conclusion of the next General Meeting of Shareholders at which new members of the Supervisory Board are elected or at the latest upon expiry of the term of office of the resigning member of the Supervisory Board. In the event that the General Meeting of Shareholders elects a new representative to replace a member who has already been succeeded by a substitute member, the successor reverts to his or her position as substitute member.

5.	The members and substitute members of the Supervisory Board may resign from

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office by submitting a written statement addressed to the chairperson of the Supervisory Board or to the Executive Board observing a period of notice of four weeks.

Section 11
Duties and Responsibilities of the Supervisory Board

1.	The Supervisory Board shall have all of the duties and rights that are conferred upon it by law, the Articles of Incorporation, or otherwise. Both the Executive and Supervisory Boards shall be entitled to call a General Meeting of Shareholders.

2.	The Supervisory Board shall be authorized to amend the Articles of Incorporation where such amendments only concern the wording.

3.	The Supervisory Board shall be entitled at any time to supervise all management activities of the Executive Board and to this end to inspect and examine all books and records as well as the assets of the Company.

4.	The Executive Board shall report to the Supervisory Board continuously to the extent stipulated by law.

5.	The Supervisory Board may set up committees from among its number and, to the extent permitted by law, may delegate decision-making powers to them.

Section 12
Declarations of Intent of the Supervisory Board

1.	Declarations of intent of the Supervisory Board and its committees shall be given on behalf of the Supervisory Board by the chairperson or — should he or she be unable to do so — by the deputy chairperson.

2.	The chairperson of the Supervisory Board or his or her deputy shall be the permanent representative of the Supervisory Board vis-à-vis third parties, especially vis-à-vis courts and authorities as well as the Executive Board.

Section 13
Chairperson and Deputy Chairperson

1.	Following a General Meeting of Shareholders at which all members of the Supervisory Board to be elected by the General Meeting of Shareholders have been newly appointed, a meeting of the Supervisory Board shall take place, which shall be held without special invitation. At this meeting the Supervisory Board shall elect a chairperson and a deputy chairperson from among its number for the term of its office.

2.	If a chairperson or a deputy chairperson of the Supervisory Board is not elected with the required majority, there shall be a second ballot to elect the chairperson and the deputy chairperson of the Supervisory Board. In this ballot the members

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representing the shareholders shall elect the chairperson and the members representing the employees shall elect the deputy chairperson; in both cases a simple majority of the votes cast is required.

3.	Following the election of the chairperson and the deputy chairperson of the Supervisory Board, the Supervisory Board shall form a committee in order to exercise the duties stipulated in the German Codetermination Act, section 31 (3) sentence 1. This committee shall consist of the chairperson and the deputy chairperson of the Supervisory Board as well as two other members of the Supervisory Board, one to be elected by the employees’ representatives and the other by the shareholders’ representatives on the Supervisory Board. Both members shall be elected by a simple majority vote.

4.	If the chairperson is unable to discharge the duties of his or her office, the deputy chairperson shall do so in his or her place. This provision shall not affect section 20 (1).

5.	If the chairperson or deputy chairperson leaves the Supervisory Board before the end of his or her term of office, an election shall be held without delay to replace him or her. The same shall apply if any other member of the committee referred to in paragraph 3 leaves before the end of his or her term of office.

Section 14
Invitations to Meetings and Resolutions

1.	The Supervisory Board shall adopt its own rules of procedure by a simple majority vote. The following provisions apply to invitations to meetings, quorums, and resolutions. Supplementary provisions may be stipulated in the rules of procedure.

2.	The chairperson shall call the Supervisory Board meetings by written, e-mail, facsimile, or computer facsimile message allowing a notice period of 14 days before the day of the meeting. The day on which the message calling the meeting is sent and the day of the meeting do not count toward the notice period. In urgent cases, the chairperson may shorten the notice period and also call the meeting by word of mouth or by telephone, telex, telegram, or any other appropriate means of electronic transmission.

3.	In the regular case, the meetings of the Supervisory Board and its committees shall be by way of members’ attendance in person. The Supervisory Board may provide in its rules of procedure that the meetings of the Supervisory Board and its committees may also be held by video conference or that individual members of the Supervisory Board may attend the meeting by way of video transmission, subject to the proviso that in such cases, resolutions may also be adopted by video conference or by way of video transmission, respectively.

4.	The Supervisory Board may provide in its rules of procedure for the permissibility of the adoption of resolutions of the Supervisory Board and its committees outside meetings in correspondence, by telephone or in any other similar manner suitable for the adoption of resolutions, in particular by video conference. Any

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resolutions adopted by telephone or by any other non-written transmission procedures shall be subsequently confirmed in writing.

5.	The Executive Board may attend the meetings of the Supervisory Board in an advisory capacity.

6.	The quorum for a meeting of the Supervisory Board shall be eight members. Unless otherwise required by law or these Articles of Incorporation, the resolutions of the Supervisory Board shall be adopted by a simple majority of the votes cast. In the event that a vote in the Supervisory Board is tied, and if one further vote on the same motion is also tied, the chairperson shall have the casting vote. Such casting vote may be cast in the manner specified in paragraphs 3 and 4 above. The deputy chairperson shall not have a casting vote.

Section 15
Duty of Secrecy

1.	The members of the Supervisory Board shall maintain secrecy in respect of any confidential information and secrets of the Company, notably business and trade secrets, that become known to them because of their membership of the Supervisory Board. Persons attending meetings of the Supervisory Board who are not members of the Supervisory Board shall be expressly enjoined to secrecy.

2.	In the event that a member of the Supervisory Board intends to pass information on to a third party, he or she shall notify the Supervisory Board and the Executive Board of that intention in advance, naming the persons he or she wishes to inform. The Supervisory Board and the Executive Board must be given the opportunity to decide prior to the disclosure of information whether they consider such disclosure to violate paragraph 1 or not. The decision shall be delivered by the chairperson of the Supervisory Board and the chairperson of the Executive Board.

3.	The members of the Supervisory Board shall continue to maintain secrecy as set forth in the foregoing paragraphs after they leave the Supervisory Board.

Section 16
Remuneration

1.	Each member of the Supervisory Board shall, in addition to the reimbursement of his or her expenditure, receive remuneration composed of a fixed element and a variable element.

2.	The fixed remuneration element shall be € 50,000 for the chairperson, € 37,500 for the deputy chairperson, and € 25,000 for other members of the Supervisory Board. The fixed remuneration element shall be due for payment after the end of the fiscal year.

3.	For each € 0.01 by which the dividend distributed per share exceeds € 0.40, the variable remuneration element shall be € 2,000 for the chairperson, € 1,500 for the deputy chairperson, and € 1,000 for other members of the Supervisory Board.

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The variable remuneration element shall be due for payment on the first business day following the Annual General Meeting of Shareholders resolving upon the appropriation of the retained earnings for the relevant fiscal year.

4.	The aggregate remuneration shall not, however, exceed € 100,000 for the chairperson, € 75,000 for the deputy chairperson, and € 50,000 for other members of the Supervisory Board.

5.	Any members of the Supervisory Board having served for less than the entire fiscal year shall receive one twelfth of their respective remuneration for each month of service commenced.

6.	Any value-added tax or sales tax invoiced by a member of the Supervisory Board or shown in a credit memo against the invoice shall additionally be paid in the applicable statutory amount.

The General Meeting of Shareholders

Section 17
Calling the General Meeting of Shareholders

1.	The General Meeting of Shareholders shall be held in the domicile of the Company, at a location within a radius of 50 km from the domicile of the company, or in a city in the Federal Republic of Germany where a stock exchange is located. In the event that it is difficult to hold the General Meeting of Shareholders at these venues, the Executive Board or the Supervisory Board may call the meeting at a different venue. The invitation shall state the venue of the General Meeting of Shareholders.

2.	The Executive Board or the Supervisory Board shall call the General Meeting of Shareholders.

3.	The Annual General Meeting of Shareholders shall be called by publication of a single announcement in the Electronic German Federal Gazette (elektronischer Bundesanzeiger), giving the information required by law, and the publication shall be timed to allow a period of one month between the publication day and the last day for deposit in the meaning of section 18 (2) of these Articles of Incorporation, not counting those two days.

Section 18
Right to Attend the General Meeting of Shareholders

1.	Shareholders are entitled to participate in the General Meeting of Shareholders provided they have deposited their shares at the Company or at other places stipulated in the invitation or at a collective security deposit bank or with a notary public during normal business hours, and leave them there until the conclusion of the General Meeting of Shareholders.

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2.	The deposit shall be effected not later than seven days before the General Meeting of Shareholders. Should this day fall on a Sunday, a public holiday at the place of deposit, or a Saturday, the deposit may be effected on the immediately following business day, for which purpose Saturday shall be deemed not to be a business day.

3.	Shares shall also be deemed properly deposited if, with the approval of and on behalf of a depositary, they are kept blocked at another bank until the conclusion of the General Meeting of Shareholders.

4.	Where shares are deposited with a notary public, the original depositary receipt issued by the notary public or a certified copy thereof must be filed with the Company not later than the day following the last day for proper deposit. Should this day fall on a Sunday, a public holiday at the Company’s domicile, or a Saturday, the notice of deposit may be submitted on the immediately following business day, for which purpose Saturday shall be deemed not to be a business day.

5.	Details regarding the depositing of shares and the issuance of voting cards shall be published in the invitation.

Section 19
Voting Rights

1.	Each ordinary share carries one vote. If any preference shares in the Company have been issued, they shall not carry voting rights except as required by law. To the extent that such preference shares carry voting rights in accordance with applicable law, each preference share shall carry one vote.

2.	Voting rights may be exercised by proxy. An unnotarized written document shall be sufficient for the appointment of a proxy. If so provided in the invitation to the General Meeting of Shareholders, a proxy may also be appointed by transmitting the appointment document to the Company via facsimile or electronically.

3.	If no share certificates have been issued, the invitation to the General Meeting of Shareholders shall stipulate the provisions that have to be fulfilled by the shareholders in order to prove their voting rights.

Section 20
Leadership of the General Meeting of Shareholders,
Participation of Executive Board Members and Supervisory
Board Members, Video Transmission

1.	The chairperson of the Supervisory Board shall preside over the General Meeting of Shareholders. If he or she is unable to do so, he or she shall determine another member of the Supervisory Board to discharge this duty. If the chairperson is prevented from presiding over the meeting and has not determined another member to take his or her place, a member of the Supervisory Board elected by the shareholders’ representatives on the Supervisory Board shall preside over the General Meeting of Shareholders.

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2.	The chairperson shall lead the proceedings and shall determine both the order of the agenda and the form of voting. The result of a vote may be determined by subtracting the affirmative votes or the negative votes and the abstentions from the total number of votes to which the voters are entitled.

3.	The members of the Executive Board and Supervisory Board should take part in the General Meeting of Shareholders in person. If any member of the Supervisory Board is unable to attend the General Meeting of Shareholders in person because he or she has good reason to be abroad, it is possible for him or her to take part via video transmission.

4.	The General Meeting of Shareholders can be transmitted by video in part or in full. The public may have unrestricted access to the transmission. The manner of transmission shall be announced in the invitation.

Section 21
Resolutions of the General Meeting of Shareholders

1.	The resolutions of the General Meeting of Shareholders shall be adopted with the majorities provided by law.

2.	If a vote is tied, the motion shall be deemed rejected, except in the case of election ballots.

3.	If no candidate receives a simple majority of votes during the first ballot in an election, a second, deciding ballot shall be conducted between the candidates who received the largest number of votes. If the second ballot is tied, the election shall be determined by drawing lots.

Section 22
Record of the General Meeting of Shareholders

1.	The proceedings at the General Meeting of Shareholders shall be recorded by notarial deed, and the record shall be signed by the notary public.

2.	The record shall have full probative value for the shareholders, both with regard to their relationship inter se and in their relationship to their representatives.

3.	The proxy documents need not be attached to the record.

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IV. Annual Financial Statements and
Appropriation of Retained Earnings

Section 23
Fiscal Year, Annual Report, Annual Financial Statements
and Consolidated Annual Financial Statements, Formal
Approval of the Acts of the Executive and Supervisory
Boards, Distribution of Retained Earnings

1.	The fiscal year shall be the calendar year.

2.	In the first three months of each fiscal year, the Executive Board shall prepare the annual financial statements, the consolidated annual financial statements, the review of operations, and the review of group operations for the previous fiscal year and submit them to the Supervisory Board and to the auditor. At that time the Executive Board shall submit to the Supervisory Board the proposal it wishes to make to the Annual General Meeting of Shareholders concerning the appropriation of retained earnings. These provisions do not affect the provisions in the German Commercial Code, sections 298 (3) and 315 (3).

3.	The annual financial statements, the consolidated annual financial statements, the review of operations, the review of group operations, the Supervisory Board’s report pursuant to the German Stock Corporation Act, section 171 (2), and the Executive Board’s proposal for the appropriation of the retained earnings shall be available for the shareholders’ inspection at the offices of the Company from the time when the Annual General Meeting of Shareholders is called.

4.	Each year, after receiving the Supervisory Board’s report pursuant to the German Stock Corporation Act, section 171 (2), the Annual General Meeting of Shareholders shall resolve within the first eight months of the fiscal year on the formal approval of the acts of the Executive and Supervisory Boards, the appropriation of the retained earnings, the appointment of the auditor, and in the cases provided for by law, the adoption of the annual financial statements, and approval of the consolidated annual financial statements.

5.	When approving the annual financial statements, the Executive and Supervisory Boards shall be authorized to transfer to revenue reserves either all or part of the annual net income remaining after deduction of amounts to be transferred to the legal reserves and of any accumulated losses carried forward. The Executive and Supervisory Boards may not transfer more than one half of the annual net income if, after such transfer, the other revenue reserves would exceed one half of the capital stock.

6.	If any non-voting preference shares in the Company have been issued, the holders of such preference shares shall receive a share of the retained earnings to be distributed that exceeds the dividend paid on ordinary shares by at least 1 euro cent and is equal to not less than 1 euro cent per preference share. In the event that the retained earnings of a fiscal year are not sufficient to pay the preferred amount

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pursuant to sentence 1, the retained earnings of the subsequent fiscal year shall first be used to pay the arrears without interest before the entire preferred amount for that fiscal year is distributed to the holders of preference shares. In the event of there being outstanding preferred amounts for several fiscal years, the retained earnings shall first be used to pay the arrears without interest in the order of their accrual, and when all arrears have been paid, the remainder shall be used to pay the preferred amount for the fiscal year preceding the dividend distribution. The right to back payment constitutes part of the share in the profits of that fiscal year of which the retained earnings are used to make the back payment on the preference shares.

7.	Instead of distributing a cash dividend, the Annual General Meeting of Shareholders can resolve to appropriate retained earnings by way of distribution in kind.

Section 24
Costs of Incorporation and Conversion

The Company shall bear all costs connected with its incorporation and conversion, estimated to be DM 250,000.

— End of Articles of Incorporation —

Certificate

I certify that this complete text of the Articles of Incorporation contains the amendments as resolved and the unamended provisions corresponding to the last previous full text of the Articles of Incorporation filed on the commercial register. The amendments reflect the amending resolutions of the General Meeting of Shareholders of May 9, 2003 as recorded in my Report 5 UR 764/2003.

Heidelberg, May 9, 2003

Notary’s Office No. 5 Heidelberg

G a u l, Head of Notaries’ Office, Notary Public

Articles of SAP Aktiengesellschaft Systeme Anwendungen, Produkte in der Datenverarbeitung
after the General Meeting of Shareholders May 9, 2003